Appendix A
(as Amended March 28, 2014)
to Expense Limitation Agreement, dated July 12, 2012

Fund	Percentage of Average Daily Net Assets
Compass EMP U.S. 500 Volatility Weighted Fund	0.95%
Compass EMP U.S. Small Cap 500 Volatility Weighted Fund	1.00%
Compass EMP International 500 Volatility Weighted Fund	1.15%
Compass EMP Emerging Market 500 Volatility Weighted Fund	1.20%
Compass EMP U.S. 500 Enhanced Volatility Weighted Fund	1.35%
Compass EMP International 500 Enhanced Volatility Weighted Fund	1.40%
Compass EMP REC Enhanced Volatility Weighted Fund	1.15%
Compass EMP Commodity Strategies Volatility Weighted Fund	1.15%
Compass EMP Long/Short Strategies Fund	1.35%
Compass EMP Enhanced Fixed Income Fund	0.60%
Compass EMP Ultra Short-Term Fixed Income Fund	0.45%

Compass Efficient Model Portfolios, LLC

By:      /s/ Rob Walker
Name: Rob Walker
Title:   President
Date:  June 26, 2014

ACCEPTANCE:
This Amended and Restated Appendix A to the Expense Limitation Agreement, dated July 12, 2012 is hereby accepted.

Compass EMP Funds Trust

By:       /s/ Rob Walker
Name:  Rob Walker
Title:    Treasurer
Date:    June 27, 2014